LIQUIDATION AGREEMENT

     This Agreement is entered into as of this 5th day of May, 1997 between Norwest Bank Minnesota, National Association (the "Lender") and Zearl T. Young, Incorporated (the "Company").

Recitals
--------

    A. The Company is indebted to the Lender pursuant to a Loan and Security Agreement dated October 28, 1994, as amended, (the "Credit Agreement"). All advances under the Credit Agreement, together with daily interest, fees, costs and expenses and any other indebtedness of the Company to Lender, are hereinafter collectively referred to as the "Indebtedness." The Credit Agreement and all related documents in favor of the Lender are referred to herein as the "Security Documents."

     B. As of the close of business on May 4, 1997, the outstanding principal amount of the Indebtedness was $6,055,473.65. In addition, interest, fees, costs and expenses have accrued and are accruing.

     C. The Indebtedness is secured by, among other things, a perfected security interest in, without limitation, all inventory, receivables, accounts, equipment and general intangibles of the Company (the "Collateral").

     D. Robert W. Schleizer and John R. Boudreau (the "Guarantors") have each, in their personal capacities, executed a Guaranty dated as of October 28, 1994, as amended, and a Management Agreement dated as of October 28, 1994.

     E. The Company is in default of its obligations under the Security Documents. The Lender is entitled to exercise its rights and remedies.

     F. The Company has acknowledged its financial difficulties and has represented to the Lender its desire to liquidate its assets. The Company desires to seek a buyer for its assets on a going concern basis for a limited period of time, and, if the Company cannot sell its assets as a going concern, to wind up its affairs through an orderly liquidation. The Company has represented that the level of the Collateral will not materially deteriorate in relationship to the level of Indebtedness while the Company seeks buyers for its assets. The Lender has consented to a winding down of the Company's business and orderly liquidation on the terms and conditions set forth below.

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                             AGREEMENT

    NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party, the parties agree as follows:

    1. The Recitals are true and correct. The Indebtedness is due and owing, without defense, offset or counterclaim.

    2. The Company may continue its business operations to the extent reasonably necessary to sell inventory and other assets, service existing customers, collect receivables and wind down its affairs in a timely manner until July 31, 1997, provided that it complies with the Budget attached hereto as Exhibit A in all material respects. No item of Collateral with a value greater than $5,000.00 may be sold, other than in the ordinary course of business, by the Company without the prior approval of the Lender. The Company shall pay the Indebtedness in full on or before July 31, 1997. Promptly after July 15, 1997, unless the Company has located a buyer who will buy the Company's assets on a going-concern basis, the Company will conduct a going out of business sale or will otherwise sell its remaining inventory, equipment and other assets, and shall either sell or collect its remaining receivables.

    3. All proceeds from the sale of assets and from the collection of accounts or otherwise collected or received by the Company shall be turned over to the Lender in the form received for application to the Indebtedness in a manner to be determined by the Lender in its sole discretion.

    4. Except as set forth in paragraph 5 below, the Company shall not incur or pay expenses or other obligations except expenses which are both (i) set forth in the Budget and (ii) reasonably necessary to wind down its business. The Lender, in its sole discretion, may fund advances required by the Company as set forth in the Budget, and any amounts so advanced shall become part of the Indebtedness. The Company shall achieve the collections and payments to the Indebtedness as set forth in the Budget, and shall comply with the Budget in every respect at the times and in the amounts set forth in the Budget. The Company shall not accept consigned inventory unless the consignor has executed an intercreditor agreement with the Lender, in form and substance acceptable to the Lender, including, without limitation, provisions regarding the segregation of consigned inventory and that no consigned inventory shall be sold on a deferred payment basis unless such deferred payments are sold to a third party.

    5. The Company has represented to the Lender that certain parties ("Consignors") may provide inventory to the Company on consignment (the "Consignment Goods") for sale by the Company. The Lender has no objection to the Company accepting Consigned Goods for sale, provided:

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       (i)   All Consigned Goods must be readily identifiable by marking or labeling as constituting Consigned Goods.

       (ii) All Consigned Goods that are not clearly marked or labeled as such shall be deemed to be part of the Collateral.

       (iii) The Company shall not sell any Consigned Goods for less than the amount owing to the Consignor for such Consigned Goods.

       (iv) The Company shall not sell any Consigned Goods other than for cash unless the company has an agreement from an unrelated third party to purchase any accounts receivable or chattel paper created by such sales at face value.

       (v) The Company will deliver to the Lender all payments made to the Company on account of the sale of the Consigned Goods, including the proceeds from the disposition of chattel paper or accounts receivable resulting from the sale of Consigned Goods.

Provided that the Company meets its obligations herein and complies with the foregoing, the Lender has no objection to the Company's payment to Consignors of an amount equal to the cost of Consigned Goods sold by the Company, notwithstanding that the Budget does not list any payments to Consignors for the Sale of Consigned Goods.

   6. The Company agrees to permit the Lender, and its respective officers, employees and agents, to have full access to the Company's books, records and properties for the purpose of verifying the Company's compliance with the terms of the Security Documents and this Agreement.

   7. Except as expressly modified by this Agreement, all provisions of the Security Documents remain in full force and effect. The Lender reserves its rights at any time to exercise all of its rights and remedies under the Security Documents, whether or not the Company has complied with its covenants and obligations under this Agreement, or the Security Documents. The Company shall, upon request of the Lender, deliver all of the Collateral to the Lender and shall permit the Lender to use the Company's premises for the purpose of enforcement and foreclosure of the Lender's security interest in the Collateral. Without limiting the generality of the foregoing, the Lender specifically reserves its rights with respect to the Guarantors.

   8. The Company shall also deliver the following to the Lender: (a) a daily report setting forth the sales of inventory, equipment and other assets and collection of receivables by 12:00 noon on the next business day and (b) a revised weekly cash flow

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forecast comparing actual results to forecasted performance for the prior week, along with a collateral\loan schedule, and a sales projection schedule, all to be received by 12:00 noon on the Tuesday of the following week and reflecting information through the close of business for the prior week. The Company shall also deliver to the Lender by 12:00 noon on each Tuesday, a report with respect to the Company's efforts with respect to the sale of its receivables portfolio, including information regarding offers received, contacts made, and other information relevant to the disposition of the Company's assets. The reports shall also provide detailed information regarding the Company's efforts to sell its store operations, and information regarding store performance including sales, cash collections and expenses. The Company agrees to execute and deliver such other and further documents or reports as the Lender may request from the Company to execute, perfect, evidence or otherwise implement the agreements set forth in this Agreement. In consideration of the Lender's willingness to provide further advances to the Company and to provide the Company an opportunity to liquidate its assets in an orderly fashion, the Company shall execute such further financing statements, assignments, mortgages or other documents which the Lender may require to create perfected security interests or liens on assets of the Company.

   9. If the Company permanently reduces the outstanding Indebtedness from the proceeds of liquidation to $4,000,000 or less by no later than July 31, 1997, the Lender will not object if Company elects to pay the Guarantors a bonus of $25,000 each. If the Company further permanently reduces the outstanding Indebtedness from the proceeds of the liquidation below $4,000,000 by no later than July 31, 1997, the Lender will not object to the Company's payment of an additional bonus to each Guarantor, not to exceed $50,000 each (in addition to the foregoing $25,000 bonus), equal to five percent (5%) of the amount such permanent reduction is less than $4,000,000. If the Company further permanently reduces the outstanding Indebtedness from the proceeds of liquidation below $3,000,000 by no later than July 31, 1997, the Lender will not object to the Company's payment of a bonus to each of Guarantors of ten percent (10%) of the amount of such permanent reduction below $3,000,000, such bonus being in addition to the foregoing described bonuses. For the purposes of the calculations set forth in this paragraph 9 only, (i) the proceeds of liquidation shall not include any proceeds received from life insurance policies, and (ii) collateral monitoring fees, unused line fees and interest accruing after April 5, 1997 shall not be added to the Indebtedness.

   10. In consideration of the execution of this Agreement, the Company, on behalf of itself, its officers, agents, insurers, successors and assigns, releases, acquits and forever discharges the Lender, and its respective officers, directors, agents, attorneys, insurers, parents, affiliates, successors and assigns, of and from any and all manner of action or actions, suits, claims, damages, judgments, levies and executions, whether known or unknown, liquidated or unliquidated, fixed, contingent, direct or indirect, which the Company ever had, has, or may have or claim to have against the Lender or its respective officers, agents, insurers, successors and assigns, for, upon or by reason of any matter, act or thing prior to the date of execution of this Agreement.

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   11.  No modifications or amendments to this Agreement may be made except in a writing signed by all parties hereto.

   12. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Facsimiles or photocopies of executed signature pages to this Agreement shall be considered originals.

   13. This Agreement is made and entered into in the State of Minnesota, and the laws of Minnesota shall govern its enforcement and performance.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


NORWEST BANK MINNESOTA
NATIONAL ASSOCIATION

By______________________________
Its___________________________

ZEARL T. YOUNG, INCORPORATED

By /s/
   ______________________________
Its President
   ____________________________



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